                                                                                                       Exhibit 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: September 19, 2012	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
SIGNS DEFINITIVE AGREEMENT FOR THE PURCHASE OF WETZEL GROUP

PITTSBURGH, PA, September 19, 2012 -- Matthews International Corporation (NASDAQ GSM: MATW) today announced that the Company has signed a definitive agreement for the purchase of Wetzel Holding AG, Wetzel GmbH and certain related affiliates (collectively “Wetzel”).  Wetzel is a leading European provider of pre-press services and gravure printing forms.  Wetzel is headquartered in Muenchenstein/BL, Switzerland and has its principal manufacturing operations in Germany and Poland.  Its products and services are sold primarily within Europe.  The acquisition is designed to expand Matthews' products and services in the global graphics imaging market.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated, “The combination of our existing Graphics businesses and Wetzel will increase our European presence and provide expanded product and service capabilities for our European and global customers."

The purchase price for Wetzel will be €42.5 million (U.S.$55 million) on a cash-free, debt-free basis, plus potential additional consideration based on operating results.  Other terms of the acquisition were not immediately disclosed.  Wetzel reported sales of €44.4 million (U.S.$58 million) in fiscal 2011 and has approximately 400 employees.

The transaction, which is subject to regulatory approval in Germany, is expected to close during Matthews’ 2013 first fiscal quarter.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.